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                                                                   EXHIBIT 10.39

                                January 8, 2002


Stephen Adams, Trustee
The Stephen Adams Living Trust
UTA dated September 15, 1997


Dear Stephen,

      This letter is intended to confirm and memorialize our agreement with respect to certain issues pursuant to that certain securities purchase agreement (the "Purchase Agreement") dated as of December 31, 2001 by and between Holiday RV Superstores, Inc. (the "Company") and The Stephen Adams Living Trust UTA dated September 15, 1997 ("you" or the "Lead Investor"). Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Purchase Agreement.

      The Company and the Lead Investor hereby agree that:

      (a) If that certain sale and lease-back transaction concerning the Company's Las Cruces, New Mexico property is not consummated as presently contemplated, a "Unit" as defined in the Purchase Agreement and with respect only to the Lead Investor shall consist of 100 shares of Series A Preferred Stock, a Warrant to purchase 5,000 shares of Common Stock and 1,666.67 shares of Common Stock.

      (b) The Company will promptly file an amendment to the Certificate to provide that if any securities are issued in connection with the re-financing of the existing indebtedness to Kevin Costner at an effective Common Stock price per share (upon initial issuance, conversion or otherwise) less than $0.85, then the fair market value of the Common Stock for purposes of
Section 3 of the Certificate shall be $0.85 and such shares shall otherwise be subject to the anti-dilution protection of Section 3 of the Certificate.

      (c) The Company will not convert any other existing indebtedness into equity securities of the Company at a per share price that is less than the then fair market value without the written consent of the Lead Investor.

      This letter may be executed in multiple counterparts, each of which shall be considered an original but all of which shall constitute one agreement.

      This letter, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns.

      This letter is governed under the laws of the state of Delaware.
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The Stephen Adams Living Trust
January 8, 2002
Page 2



      This letter, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns.

      This letter is governed under the laws of the state of Delaware.

      Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this letter and returning such copy to the Company.



                                                 HOLIDAY RV SUPERSTORES, INC.


                                                 By: /s/ Marcus Lemonis
                                                    ----------------------------
                                                    Marcus Lemonis
                                                    Chief Executive Officer


AGREED AND ACCEPTED:

The Stephen Adams Living Trust
UTA dated as of September 15, 1997


/s/ Stephen Adams                           1-9-02
--------------------------------            -------
Name:  Stephen Adams                          Date
Title: Trustee